Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Zhongpin Inc.:

We consent to incorporation by reference in the registration statement (No. 333-156007) on Form S-8 of Zhongpin Inc. of our report dated March 24, 2008, with respect to the consolidated balance sheet of Zhongpin Inc. as of December 31, 2007, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006, which report appears in the Annual Report on Form 10-K of Zhongpin Inc. for the period ended December 31, 2008, as amended by this Amendment No. 1 to Annual Report on Form 10-K/A.

/s/ Child Van Wagoner & Bradshaw, PLLC

Salt Lake City, Utah
August 26, 2009